EXHIBIT 99.1

                        STRATEGIC CAPITAL RESOURCES, INC.
                     REPORTS 2nd QUARTER FISCAL 2003 RESULTS

Strategic Capital Resources, Inc. (OTCBB-SCPI) today reported a net income for its fiscal 2nd quarter 2003 of $ 274,941 or $3.56 per share, on revenues of $17,079,961 compared to net income of $509,552 or $6.41 per share on revenues of $10,632,843 for the same quarter of fiscal 2002 for the period ended December 31.

This represents a 61% increase in revenues and 44% decrease in net income for the quarter ended December 31, 2002 versus December 31, 2001. The decrease in net income was primarily due to a decrease of $491,349 in interest income of direct financial arrangements.

For the six months ended December 31, 2002, Strategic Capital Resources reported net income of $493,068 or $6.32 per share on revenues of $29,961,797 compared to net income of $954,102 or $11.56 per share (diluted) on revenues of $15,585,152 for the same period of fiscal 2002 ended December 31.

The increase in revenue was due to the sale of residential real estate leases totaling $24.9 million for the period compared to $9.7 million for the same period in the prior year.

The decrease in net income was attributable to a $250,000 impairment charge and a decrease in interest income for the six months ended December 31, 2002.

The company's principal operations consist of the following business lines:

        1.    The purchase and leaseback of fully furnished model homes.

        2.    The acquisition, development and sale of residential real estate.

        3. The purchase and leaseback of multi-family residential/commercial real estate.

                             "Safe Harbor Statement"

Except for the historical information contained herein, certain matters discussed in this press release are "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, which involve certain risks and uncertainties, including but not limited to changes in competition, environmental factors, and governmental regulations affecting the company's operations. See the company's latest Annual Report on Form 10-K for the year and Form 10-Q/A filed with the SEC for a discussion of these and other risks and uncertainties applicable to the company's business.

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                        STRATEGIC CAPITAL RESOURCES, INC.
                              Select Financial Data
                 Amount in thousands (except per share amounts)


                                                         Three Months Ended
                                                            December 31,
                                                         2002         2001
                                                         ----         ----

Revenues                                              $17,080      $10,633
Costs & Expenses                                       16,598        9,863
Operating Income before income taxes                      482          770
Income tax expense                                        207          260
Net income                                                275          510
Preferred Stock Distributions                               0           15
Income applicable to Common Shareholders                  275          495
Weighted average shares outstanding                        77           77
Earnings per share - Basic                              $3.56        $6.41
Earnings per share - Diluted                            $3.56        $6.41

                                                          Six Months Ended
                                                            December 31,
                                                         2002         2001
                                                         ----         ----

Revenues                                              $29,962      $15,585
Costs & Expenses                                       29,097       14,181
Operating Income before income taxes                      865        1,404
Income tax expense                                        372          450
Net income                                                493          954
Preferred Stock Distributions                               5           30
Income applicable to Common Shareholders                  488          924
Weighted average shares outstanding                        77           80
Earnings per share - Basic                              $6.32       $11.97
Earnings per share - Diluted                            $6.32       $11.56


                                                            December 31,
                                                         2002         2001
                                                         ----         ----

Net investment in direct financing leases:
      Model Homes                                     $13,636      $25,044
      Residential Real Estate                         $44,614      $53,117
      Multi-family Residential                        $10,228      $10,228
Total Revenue Producing Assets                        $68.478      $88,389
Total Assets                                          $71,766      $90,798
Shareholders' Equity                                   $9,019       $8,531


Contact:
      Strategic Capital Resources, Inc., Boca Raton
      Cary Greenberg, CFO, 561-558-0165
      caryg@strcap.com

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